Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 20,131,814.00	0.0001531	$ 3,082.18
Fees Previously Paid
	Total Transaction Valuation:	$ 20,131,814.00
	Total Fees Due for Filing:			$ 3,082.18
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 3,082.18
Offering Note
[1]	Transaction Valuation is calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the net asset value per unit as of June 30, 2025, of $9.64. This amount is based upon the offer to purchase up to 2,088,362 common units of beneficial interest of Fidelity Private Credit Company LLC. The common units have no par value. Amount of Filing Fee is calculated at $153.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A